EXHIBIT (10)(70)

FORM OF FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“this Amendment”) is made effective as of this 31st day of May, 2012 (“the Effective Date”), by and between RPBG1, LLC a Florida limited liability company (“Landlord”), and Attitude Drink Company, Inc., a Florida Limited Liability Corp. (“Tenant”).

RECITALS

This Amendment is based up on the following recitals:

A.           Landlord and Tenant entered into that certain Lease Agreement dated as of December 10, 2007 (“the Lease”), for the premises known as Unit 1 and 2, located in Building 3, at The Gardens Commerce Center in Palm Beach County, FL containing 5,561 gross square feet. (“The Existing Premises”).

B.           Tenant and Landlord have agreed to decrease the size of the Existing Premises and to extend the lease term.

C.           Tenant and Landlord have entered into this Amendment to reflect this change.

NOW THEREFORE, in consideration of the mutual covenants and agreements stated in the Lease and below, and for other sufficient consideration received and acknowledged by each party, Tenant and Landlord agree to amend the Lease as follows:

1.           RECITAL; CAPITALIZED TERMS.  All Recitals are fully incorporated.  Except for those terms expressly defined in this Amendment, all initially capitalized terms will have the meanings ascribed to them in the Lease.

2.           The Renewal Term shall be null and void.

3.           The Expiration Date shall be August 31, 2015.

4.           The Leased Premises shall be reduced b 2,750 square feet, as of August 1, 2012 by deleting Unit 1.  The Leased Premised shall then consist of 2,811 square feet being all of Unit 2.

5.           The Tenant’s share shall be reduced to 13.25%.

6.           The Base Rent per square foot, as increased, shall be as reflected in the Lease.

7.           Landlord shall complete the improvements to Units 1 and 2 as per the attached Exhibit A.  These improvements will be completed prior to August 1, 2012 and the Tenant shall cooperate with Landlord to gain access to the effected space and Landlord will make accommodations to assist Tenant in its daily operations to not create any undue hardship.

8.           CONFLICTING PROVISIONS, if any provisions of this Amendment conflict with any of those of the Lease, then the provisions of this Amendment shall govern.

9.           BENEFIT AND BINDING EFFECT.  This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment, their legal representatives, successors and permitted assigns.  This Amendment may not be changed, modified or discharged in whole or in part except by an agreement in writing signed by both parties to this Amendment.

10.           COUNTERPARTS.  This Amendment may be executed in one of more counterparts, each of which, when taken together, shall constitute one and the same instrument.

11.           INTEGRATION. This Amendment constitutes the entire agreement of the parties concerning the matters and transactions covered by this Amendment.  All prior understandings and agreement between the parties concerning these matters are merged into this Amendment, which alone fully and completely expresses their understanding.

AFFIRMING THE ABOVE, the parties have executed this Amendment as of the Effective Date.

WITNESSES:	LANDLORD:

RPBG1, LLC, a Florida limited liability company

	By:	/s/ Glenn E. Straub, Managing Manager

	By:	Pishon I, LLC, a Florida limited
Liability Company, its Manager

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TENANT:

Attitude Drink Company, Inc.
Florida Limited Liability Corporation

	By:	/s/ Roy G. Warren

	Its:	President, CEO

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